CitiFirst
PERFORMANCE

NOTES | DEPOSITS | CERTIFICATES

Barrier Digital Securities Based on Shares of the SPDR® Gold Trust
Due September    , 2014

Citigroup Funding Inc.
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.
Medium-Term Notes, Series D

PRELIMINARY PRICING SUPPLEMENT
No. 2012-MTNDG0291
(Related to Underlying Supplement No. 1 Dated May 23, 2012, Prospectus Supplement Dated May 12, 2011 and Prospectus Dated May 12, 2011)

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

September 5, 2012

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2012
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-172554 and 333-172554-01
PRICING SUPPLEMENT NO. 2012—MTNDG0291 DATED SEPTEMBER     , 2012
(TO UNDERLYING SUPPLEMENT NO. 1 DATED MAY 23, 2012, PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM NOTES, SERIES D
CITIGROUP FUNDING INC.
Barrier Digital Securities Based on Shares of the SPDR® Gold Trust Due September     , 2014
$1,000 per Security
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

¾	The securities will mature on September , 2014 (expected to be September 29, 2014). We will not make any payments on the securities prior to maturity.

¾	The stated principal amount and issue price is $1,000 per security.

¾
Your payment at maturity will be based on the performance of shares of the SPDR® Gold Trust (which we refer to as the “underlying shares”) from the date on which the securities are priced for initial sale to the public (which we refer to as the “pricing date”) to September   , 2014 (expected to be September 24, 2014), subject to postponement for non-trading days and market disruption events (which we refer to as the “valuation date”).  Your payment at maturity will equal, for each security you then hold:

¾
If the closing price of one underlying share on the valuation date (which we refer to as the “ending share price”) is greater than the closing price of one underlying share on the pricing date (which we refer to as the “starting share price”), the $1,000 stated principal amount plus the fixed return amount of $180 to $200 per security (18% to 20% of the stated principal amount).  The actual fixed return amount will be determined on the pricing date .  You will receive the fixed return amount only if the ending share price is greater than the starting share price.  In no event will your return on the securities exceed the fixed return amount.

¾
If the ending share price is less than or equal to the starting share price but is greater than 85% of the starting share price (which we refer to as the “barrier price”), the $1,000 stated principal amount.

¾
If the ending share price is less than or equal to the barrier price, the product of (i) $1,000 and (ii) the ending share price divided by the starting share price. If the ending share price is less than or equal to the barrier price, your payment at maturity will be less than or equal to $850 per security and possibly zero. You should not invest in the securities unless you are willing and able to bear the risk of losing up to all of your investment.

¾	All payments on the securities are subject to the credit risk of Citigroup Inc.

¾
The SPDR® Gold Trust (which we refer to as the “trust”) is an investment trust that holds gold bars.  The objective of the SPDR® Gold Trust is for the underlying shares to reflect the performance of the price of gold bullion, less the trust’s expenses.  However, investing in the securities is not equivalent to investing directly in either the underlying shares or gold.  See “Risk Factors Relating to the Securities—The Closing Price of the Underlying Shares May Not Correlate With the Price of Gold Because of Fees Charged By the Trust And For Other Reasons.”

¾	The securities will not be listed on any exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

¾	The CUSIP for the securities is 1730T0YS2. The ISIN for the securities is US1730T0YS22.

Investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Risk Factors Relating to the Securities” beginning on page PS-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and accompanying underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are a series of unsecured senior debt securities issued by Citigroup Funding Inc.  Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.  The securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding Inc. and, as a result of the guarantee, any payments due under the securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  The return of the stated principal amount of the securities at maturity is not guaranteed.  The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note		Total
Public Offering Price	$1,000.00		$
Underwriting Fee	$22.50	(1)	$
Proceeds to Citigroup Funding Inc.	$977.50	(2)	$
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $22.50 for each $1,000 security sold in this offering.  The actual underwriting fee will be equal to $22.50 for each $1,000 security sold by Citigroup Global Markets Inc. directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  Citigroup Global Markets Inc. will pay selected dealers not affiliated with Citigroup Global Markets Inc. a variable selling concession of up to $22.50 for each $1,000 security they sell. Broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed sales commission, of $22.50 for each $1,000 security they sell. Citigroup Global Markets Inc. will pay the Registered Representatives of Citigroup Global Markets Inc. a fixed sales commission of $22.50 for each $1,000 security they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors Relating to the Securities” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.
(2) The per security proceeds to Citigroup Funding Inc. indicated above represent the minimum per security proceeds to Citigroup Funding Inc. for any security, assuming the maximum per security underwriting fee of $22.50. As noted in footnote (1), the underwriting fee is variable.
Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about September        , 2012.
Investment Products	Not FDIC insured	May Lose Value	No Bank Guarantee

KEY TERMS
Issuer:	Citigroup Funding Inc. (“Citigroup Funding”)
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may lose the entire stated principal amount of your securities.

Securities:	Barrier Digital Securities Based on Shares of the SPDR® Gold Trust Due September , 2014
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Underlying shares:	Shares of the SPDR® Gold Trust
Interest:	None
Pricing date:	September , 2012 (expected to be September 24, 2012)
Issue date:	September , 2012 (three business days after the pricing date)
Valuation date:	September , 2014 (expected to be September 24, 2014), subject to postponement for non-trading days and market disruption events
Maturity date:	September , 2014 (expected to be September 29, 2014)
Payment at maturity per security:
■ If the ending share price is greater than the starting share price:
$1,000 + fixed return amount
■ If the ending share price is less than or equal to the starting share price but greater than the barrier price:
$1,000
■ If the ending share price is less than or equal to  the barrier price:
$1,000 × (ending share price / starting share price)
If the ending share price is less than or equal to the barrier price, your payment at maturity will be less than or equal to $850 per security and possibly zero. You should not invest in the securities unless you are willing and able to bear the risk of losing up to all of your investment.

Starting share price:	, the closing price of one underlying share on the pricing date
Ending share price:	The closing price of one underlying share on the valuation date
Barrier price:	, equal to 85% of the starting share price
Fixed return amount:
$180 to $200 per security (18% to 20% of the stated principal amount).  The actual fixed return amount will be determined on the pricing date.  You will receive the fixed return amount only if the ending share price is greater than the starting share price.   In no event will your return on the securities exceed the fixed return amount.

CUSIP:	1730T0YS2
ISIN:	US1730T0YS22
Listing:
The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity.  You should not invest in the securities unless you are willing to hold them to maturity.

Risk factors:	Please see “ Risk Factors Relating to the Securities ” beginning on page PS-3.
Calculation agent:	Citigroup Global Markets Inc.
Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Clearing and settlement:	DTC

RISK FACTORS

Because the terms of the securities differ from those of conventional debt securities in that the securities pay no interest and your payment at maturity will be based on the performance of the underlying shares from the pricing date to the valuation date (as measured solely on those two dates), an investment in the securities entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing price of the underlying shares and other events that are difficult to predict and beyond our control.

You May Lose Some or All of Your Investment

Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity.  Instead, your payment at maturity will depend on the performance of the underlying shares.  If the ending share price is less than or equal to the barrier price, you will lose 1% of the stated principal amount of the securities for every 1% the ending share price declines from the starting share price.  There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

The Securities Do Not Pay Interest

Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity.  You should not invest in the securities if you seek current income during the term of the securities.

Your Potential Return on the Securities is Limited

Your potential total return on the securities at maturity is limited to the fixed return amount of $180 to $200 per security, which is 18% to 20% of the stated principal amount.  The actual fixed return amount will be determined on the pricing date.  If the underlying shares appreciate by more than 18% to 20%, the securities will underperform a direct investment in the underlying shares.

The Barrier Feature of the Securities Exposes You to Particular Risks

If the ending share price is less than or equal to the barrier price, the contingent buffer against potential depreciation of the underlying shares offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the ending share price is less than the starting share price.  Unlike securities with a non-contingent buffer feature, the securities offer no protection at all if the ending share price is less than or equal to the barrier price.  As a result, you may lose your entire investment in the securities.

The Securities Are Subject to the Credit Risk of Citigroup Inc.

You are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the securities.  The securities are not guaranteed by any entity other than Citigroup Inc.  If we default on our obligations and Citigroup Inc. defaults on its guarantee obligations under the securities, your investment will be at risk and you could lose some or all of your investment.  As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the value of the securities.

The Securities Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

Volatility of the Underlying Shares

Historically, the price of the underlying shares has been volatile. From January 3, 2007 through September 4, 2012, the closing price of the underlying shares has been as low as $60.14 and as high as $184.59. The volatility of the price of the underlying shares may result in your receiving at maturity an amount significantly less than the stated principal amount of each security, even if the closing price of the underlying shares is greater than the starting share price on one or more dates other than the valuation date during the term of the securities.

The Value of the Securities Prior to Maturity Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the securities prior to maturity, including: the price and volatility (frequency and magnitude of changes in value or price) of the underlying shares or gold, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares, gold, or equities or commodities markets generally, and that may affect the closing price of the underlying shares or gold, interest and yield rates in the market, time remaining until thesecurities mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that this volatility will lessen.  See “Historical Data on the Underlying Shares” below.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions.  Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

Your Payment at Maturity Depends on the Closing Price of the Underlying Shares on a Single Day

Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.  If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the securities were based on an average of closing prices of the underlying shares, you might have achieved better returns.

Investing in the Securities Exposes Investors to Risks Associated With Investing in Gold

Because the investment objective of the trust is for the underlying shares to reflect the performance of the price of gold bullion (less the expenses of the trust), the securities are subject to risks applicable to an investment in gold.  Investments based on the price of a single commodity, such as gold, are considered speculative.  The price of gold has fluctuated widely over the past several years.  The price of gold is significantly affected by the global demand for and supply of gold, which is influenced by factors such as forward selling by gold producers, purchases made by gold producers to unwind gold hedge positions, central bank purchases and sales, and production and cost levels in major gold-producing countries such as South Africa, the United States and Australia.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, investment and trading activities of hedge funds and commodity funds and global or regional economic, financial, political, regulatory, judicial or other events.

In particular, you should understand that the price of gold may be inversely correlated with the strength or weakness of the U.S. dollar relative to other currencies.  If the U.S. dollar generally strengthens relative to other currencies and all other conditions remain constant, the price of gold may be expected to decline.  However, you should also understand that many factors other than the value of the U.S. dollar affect the price of gold and that, at numerous times in the past, the price of gold and the value of the U.S. dollar have declined at the same time.  Accordingly, gold may not be an effective hedge against depreciation of the U.S. dollar.

If gold markets continue to be subject to sharp fluctuations, this may result in a significant loss on the securities.  Gold markets have historically experienced extended periods of flat or declining prices, in addition to sharp fluctuations.  In the event that the price of gold declines over the term of the securities, you may experience a significant loss on your investment in the securities.

The Closing Price of the Underlying Shares May Not Correlate With the Price of Gold Because of Fees Charged By the Trust and For Other Reasons

The performance of the underlying shares may not exactly replicate the performance of the price of gold due to the fees and expenses charged by the trust or restrictions on access to gold due to other circumstances. The trust does not generate any income and the trust regularly sells gold to pay for its ongoing expenses irrespective of whether the price of the underlying shares rises or falls in response to changes in the price of gold. The sale of the trust’s gold to pay expenses at a time of low gold prices could adversely affect the value of the securities. Further, investors should be aware that a gradual decline in the amount of gold represented by each underlying share will occur regardless of whether the price of the underlying shares rises or falls in response to changes in the price of gold.

Because the securities are linked to the underlying shares and not directly to the price of gold, investors in the securities are subject to risks relating to the trust, such as the risk of mismanagement of the trust, insolvency of the custodian that holds the gold on behalf of the trust and any liabilities that may arise against the trust.  Additionally, there is a risk that part or all of the trust’s gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise, and that the trust’s sources of recovery upon the occurrence of such an event may be limited.

Moreover, there may be a discount or premium in the price of the underlying shares relative to the net asset value (the “NAV”) of the trust due, in part, to non-concurrent trading hours between the primary gold futures exchanges and NYSE Arca, Inc. (the “NYSE Arca”), the primary U.S. exchange for the underlying shares.  Liquidity in the global gold market may be reduced after the close of such gold futures exchanges and trading spreads, and the resulting premium or discount, on the underlying shares may widen.  For more information on the calculation of the NAV, see “Fund Descriptions—SPDR® Gold Trust” in the accompanying underlying supplement.

For all of the foregoing reasons, the performance of the trust over the term of the securities may not correlate with the performance of the return on gold over the same period. Consequently, the return on the securities will not be the same as investing directly in the trust, gold or other exchange-traded or over-the-counter instruments based on gold.

Substantial Sales of Gold By the Official Sector Could Adversely Affect the Value of the Securities

The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold gold as part of their reserve assets.  The official sector holds a significant amount of gold, most of which is static, meaning it is held in vaults and not bought, sold, leased, swapped or otherwise mobilized in the open market.  Several central banks have sold portions of their gold over the past 10 years, with the result that the official sector, taken as a whole, has been a net supplier to the open market.  Most of these sales have been done in a coordinated manner under the terms of the Central Bank Gold Agreement, under which certain central banks agree to limit their level of gold sales and lending.  In the event that future economic, political or social conditions or other pressures require official sector members to liquidate their gold assets all at once or in an uncoordinated manner, the supply could overwhelm the demand.  As a result, the price of gold could significantly decline and adversely affect the price of the underlying shares and  the value of the securities.

Economic or Political Events or Crises May Motivate Large-scale Sales of Gold

Investors, institutions, governments and others purchase and sell gold as a hedge against inflation, market turmoil or uncertainty or political events. Under such circumstances, significant large-scale purchases or sales of gold by market participants may affect the price of gold, which could adversely affect the value of your securities. Crises in the future may impair gold’s price performance which would, in turn, adversely affect the closing price of the underlying shares and your investment in the securities.

Holders of the Securities Will Not Benefit from the Regulatory Protections of the Commodity Futures Trading Commission

The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell futures contracts or options on futures contracts on gold for the benefit of the holders of securities. An investment in the securities does not constitute an investment in futures contracts or options on futures contracts, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.  Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on gold on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (“CPO”), or qualify for an exemption from the registration requirement. Because the securities are not interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and holders of the securities will not benefit from the CFTC’s regulatory protections afforded to persons who invest in regulated commodity pools.

Possible Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities

Regulatory agencies may enact rules that limit the ability of market participants to participate in the commodity and futures markets to the extent and at the levels that they have in the past and may have the effect of reducing liquidity in these markets and changing the structure of the markets in other ways. In addition, regulatory changes may increase the level of regulation of markets and market participants and the costs of participating in the commodities and futures markets. These changes could adversely affect the price of gold, which would in turn adversely affect the return on and the value of your securities.

Investors May Be Subject to Risks Associated With the London Bullion Market Association

The underlying shares are closely linked to gold, which is traded on the London Bullion Market Association (the “LBMA”). Investments in securities linked to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

The NAV of the trust will be determined by reference to fixing prices of gold reported by the LBMA, and the closing price of the underlying shares is significantly influenced by the NAV of the trust. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

You Will Have No Rights Against the Trust or the Trustee, the Sponsor or the Custodian of the Trust

You will have no rights against the trust or the trustee, the sponsor, the custodian or the marketing agent of the trust even though your payment at maturity will depend upon the closing price of the underlying shares on the valuation date. The trust and the trustee, the sponsor, the custodian and the marketing agent of the trust are not in any way involved in this offering and have no obligations relating to the securities or the holders of the securities.

Investing in the Securities Is Not Equivalent to Investing in the Underlying Shares

Investing in the securities is not equivalent to investing in the underlying shares.  Investors in the securities will not have voting rights, rights to receive distributions or any other rights with respect to the underlying shares.

The Anti-Dilution Adjustments Do Not Cover Every Event That Could Affect the Underlying Shares

Citigroup Global Markets Inc., as calculation agent, will adjust the starting share price for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the value of the securities and the amount payable at maturity may be materially and adversely affected.  See “Description of the Securities—Anti-Dilution Adjustments” below for more information.

Our Offering of the Securities is Not a Recommendation of the Underlying Shares

The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or gold or in instruments related to the underlying shares or gold, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares.  These and other activities of our affiliates may adversely affect the price of the underlying shares and may have a negative impact on your interests as a holder of the securities.

The Securities May Become Linked to Shares Representing an Issuer Other Than the Trust Upon the Occurrence of a Delisting or Suspension of Trading in the Underlying Shares

If the underlying shares are delisted from, or trading of the underlying shares is suspended on, their primary exchange or market, the calculation agent may, it is sole discretion, select shares of another issuer to be the successor shares.  See “Description of the Securities—Delisting or Suspension of Trading in the Underlying Shares; Termination of the Trust; Alteration of Method of Calculation” below.

Termination of the Trust Could Affect Adversely the Value of the Securities

The trust may be required to terminate and liquidate under certain circumstances.  If it does so, the calculation agent will determine the payment at maturity on the securities in accordance with the provisions set out under “Description of the Securities—Delisting or Suspension of Trading in the Underlying Shares; Termination of the Trust; Alteration of Method of Calculation” below.  The termination and liquidation of the trust may have an adverse affect on the payment at maturity.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities

Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine, among other things, the starting share price, the barrier price, the ending share price and the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets Inc. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of a market disruption event and the selection of successor shares in the event of a delisting or suspension of trading in the underlying shares or calculation of the ending share price in the event of a market disruption event, or termination and liquidation of the trust, may adversely affect your payment at maturity.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities

One or more of our affiliates expect to hedge our obligations under the securities and will carry out hedging activities related to the securities (and other instruments linked to the underlying shares or gold), including trading in the underlying shares and/or in instruments, such as options, swaps or futures related to the underlying shares or gold. Our affiliates also trade in the underlying shares, options, swaps and futures on gold and other financial instruments related to the underlying shares and gold on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the starting share price and, as a result, could increase the price at which the underlying shares must close on the valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, your payment at maturity.

The U.S. Federal Tax Consequences of an Investment in the Securities Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be affected materially and adversely.  As described below under “Description of the Securities—United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “Description of the Securities—United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

You should read this pricing supplement together with the accompanying underlying supplement, prospectus supplement and prospectus before making your decision to invest in the Securities.  The accompanying underlying supplement contains important disclosures regarding the Underlying Shares that are not repeated in this pricing supplement.  The description in this pricing supplement of the particular terms of the Securities supplements, and, to the extent inconsistent therewith, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the accompanying underlying supplement, prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 12, 2011 on the SEC Web site):

▪	Underlying Supplement No. 1 filed on May 23, 2012:
http://www.sec.gov/Archives/edgar/data/831001/000095010312002745/dp30789_424b2-us1.htm

▪	Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Barrier Digital Securities Based on Shares of the SPDR® Gold Trust Due September     , 2014 (the “Securities”) are investments linked to the performance of shares of SPDR® Gold Trust (the “Trust”).  We refer to shares of the Trust as the “Underlying Shares.”  The Securities offer a potential fixed positive return at maturity if the Closing Price of the Underlying Shares is greater on the Valuation Date than on the Pricing Date, while also offering a contingent buffer against a limited range of potential depreciation of the Underlying Shares.  If the Underlying Shares depreciate by 15% or more, however, you will lose 1% of the stated principal amount of your Securities for every 1% by which the Ending Share Price is less than the Starting Share Price. See “—Payment at Maturity” below.  You may lose up to all of your investment in the Securities.

We will not make any periodic payments of interest on the Securities.  You should carefully consider whether an investment that does not provide for periodic interest payments is appropriate for you.

All payments on the Securities are subject to the credit risk of Citigroup Inc.  The Securities are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus supplement and prospectus, any payments on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate stated principal amount of Securities issued will be $            (               Securities).  The Securities will mature on September     , 2014 (expected to be September 29, 2014) (the “Maturity Date”).  The Securities will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding.  The guarantee of payments due under the Securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  The Securities will be issued only in fully registered form and in denominations of $1,000 per Security and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Payment at Maturity

The Securities will mature on September     , 2014 (expected to be September 29, 2014).  At maturity you will receive for each Security you hold an amount in cash (the “Payment at Maturity”) described below that may be greater than, equal to or less than the $1,000 stated principal amount.  Your return on the Securities at maturity will not exceed the Fixed Return Amount of $180 to $200 per Security (18% to 20% of the stated principal amount) and may be as low as zero.  The actual Fixed Return Amount will be determined on the Pricing Date.

The Payment at Maturity per Security will be determined as follows:

•	If the Ending Share Price is greater than the Starting Share Price:

$1,000 + Fixed Return Amount

•	If the Ending Share Price is less than or equal to the Starting Share Price but greater than 85% of the Starting Share Price (the “Barrier Price”):

$1,000

•	If the Ending Share Price is less than or equal to the Barrier Price:

$1,000 × (Ending Share Price / Starting Share Price)

If the Ending Share Price is less than or equal to the Barrier Price, your Payment at Maturity will be less than or equal to $850 per Security and possibly zero. You should not invest in the Securities unless you are willing and able to bear the risk of losing up to all of your investment.

Certain Definitions

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The “Calculation Agent” means Citigroup Global Markets Inc., an affiliate of Citigroup Funding, or any successor appointed by Citigroup Funding.

The “Closing Price” of the Underlying Shares on any date of determination, including the Valuation Date, means, subject to the provisions set out under “—Delisting or Suspension of Trading in the Underlying Shares; Termination of the Trust; Alteration of Method of Calculation” below:

(a)
if the Underlying Shares are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the Underlying Shares are listed or admitted to trading; or

(b)
if the Underlying Shares are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the Underlying Shares are listed or admitted to trading on such exchange), any last reported bid price for the security of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”), the National Quotation Bureau or a similar organization.

If no closing sale price or last reported sale price or bid price is available on a date of determination pursuant to clauses (a) or (b) above or if a Market Disruption Event occurs or is continuing, the Closing Price of the Underlying Shares for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Underlying Shares obtained from as many dealers in such security (which may include Citigroup Global Markets Inc. or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent.  The term “OTC Bulletin Board” will include any successor to such service. See “—Delisting or Suspension of Trading in the Underlying Shares; Termination of the Trust; Alteration of Method of Calculation” and “—Anti-dilution Adjustments” below.  The determination of the Closing Price of the Underlying Shares by the Calculation Agent upon the occurrence of a Market Disruption Event may be deferred by the calculation agent for up to two consecutive Trading Days on which a Market Disruption Event occurs or is continuing, but not past the Trading Day immediately prior to the Maturity Date.

The “Ending Share Price” will be equal to the Closing Price of one Underlying Share on the Valuation Date.

A “Market Disruption Event” as determined by the Calculation Agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (i) the Underlying Shares (or any other security or commodity for which a closing price must be determined) on any exchange or market, or (ii) any options contracts or futures contracts relating to the Underlying Shares (or other security or commodity) or any Successor Shares, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Underlying Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

The “Fixed Return Amount” is equal to $180 to $200 per Security (18% to 20% of the stated principal amount). The actual Fixed Return Amount will be determined on the Pricing Date.

The “Pricing Date” means the date on which the Securities are priced for initial sale to the public (expected to be September 24, 2012).

The “Issue Date” means September    , 2012 (three Business Days after the Pricing Date).

The “Starting Share Price” is equal to        , the Closing Price of one Underlying Share on the Pricing Date.

A “Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Alternext US, NYSE Arca, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, and in the over-the-counter market for equity securities in the United States.

The “Barrier Price” is equal to            , 85% of the Starting Share Price.

The “Valuation Date” means September     , 2014 (expected to be September 24, 2014).  If the originally scheduled Valuation Date is not a Trading Day, the Valuation Date may be postponed by the Calculation Agent, but not past the Trading Day immediately prior to the Maturity Date.  In addition, if a Market Disruption Event occurs on the originally scheduled Valuation Date, the Calculation Agent may postpone the Valuation Date as described above in the definition of “Closing Price.”

What You Could Receive at Maturity—Hypothetical Payment at Maturity Graph

The payoff diagram below illustrates the Payment at Maturity on the Securities for a range of hypothetical percentage changes in the Closing Price of the Underlying Shares from the Pricing Date to the Valuation Date (as measured solely on those two dates).  The diagram and examples below are based on a hypothetical Fixed Return Amount of $190 per Security (19% of the stated principal amount).  The actual Fixed Return Amount will be determined on the Pricing Date.

We will not pay any interest on the Securities.  You should carefully consider whether an investment that does not provide for periodic interest is appropriate for you.

Hypothetical Payment at Maturity Graph

Your actual Payment at Maturity per Security will depend on the actual Fixed Return Amount, which will be determined on the Pricing Date, the actual Starting Share Price, the actual Barrier Price and the actual Ending Share Price.  The examples below are intended to illustrate how your Payment at Maturity will depend on whether the Ending Share Price is greater than, equal to or less than the Starting Share Price and, if less, how much less.  The examples are based on a hypothetical Starting Share Price of $160 and a hypothetical Barrier Price of $136.

Example 1—Upside Scenario A.  The hypothetical Ending Share Price is $176 (a 10% increase from the hypothetical Starting Share Price), which is greater than the hypothetical Starting Share Price by less than the hypothetical Fixed Return Amount of 19% of the stated principal amount.

Payment at Maturity per Security	= $1,000 + Fixed Return Amount
= $1,000 + $190
= $1,190
Because the hypothetical Ending Share Price is greater than the hypothetical Starting Share Price, your total return on the Securities at maturity would equal the hypothetical Fixed Return Amount of 19% of the stated principal amount.

Example 2—Upside Scenario B. The hypothetical Ending Share Price is $224 (a 40% increase from the hypothetical Starting Share Price), which is greater than the hypothetical Starting Share Price by more than the hypothetical Fixed Return Amount of 19% of the stated principal amount.

Payment at Maturity per Security	= $1,000 + Fixed Return Amount
= $1,000 + $190
= $1,190
Because the hypothetical Ending Share Price is greater than the hypothetical Starting Share Price, your total return on the Securities at maturity would equal the hypothetical Fixed Return Amount of 19% of the stated principal amount, which is less than the return on the Underlying Shares of 40%.  In this scenario, an investment in the Securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the Underlying Shares.

Example 3—Par Scenario.  The hypothetical Ending Share Price is $144 (a 10% decrease from the hypothetical Starting Share Price), which is less than the hypothetical Starting Share Price but greater than the hypothetical Barrier Price.

Payment at Maturity per Security                            = $1,000

Because the hypothetical Ending Share Price did not decrease from the hypothetical Starting Share Price by 15% or more, your Payment at Maturity in this scenario would equal the $1,000 stated principal amount per Security.

Example 4—Downside Scenario A.  The hypothetical Ending Share Price is $80 (a 50% decrease from the hypothetical Starting Share Price), which is less than the hypothetical Barrier Price.

Payment at Maturity per Security	= $1,000 × (Ending Share Price / Starting Share Price)
= $1,000 × 0.50
= $500
Because the hypothetical Ending Share Price decreased from the hypothetical Starting Share Price by 15% or more, your Payment at Maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the Underlying Shares, with no buffer.

Example 5—Downside Scenario B.  The hypothetical Ending Share Price is $0 (a 100% decrease from the hypothetical Starting Share Price), which is less than the hypothetical Barrier Price.

Payment at Maturity per Security	= $1,000 × (Ending Share Price / Starting Share Price)
= $1,000 × 0.00
= $0
Because the Underlying Shares are worth nothing on the Valuation Date in this scenario, you would lose all of your investment in the Securities.

Anti-dilution Adjustments

If the Underlying Shares, after the Pricing Date,

(a)
pay a share dividend or there is a distribution with respect to the Underlying Shares in the form of Underlying Shares (excluding any share dividend or distribution for which the number of Underlying Shares paid or distributed is based on a fixed cash equivalent value);

(b)	are subdivided or split into a greater number of Underlying Shares;

(c)	are combined into a smaller number of Underlying Shares; or

(d)	other shares are issued by reclassification of the Underlying Shares,

then, in each of these cases, the Starting Share Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of Underlying Shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (d) above, the number of other shares, and the denominator of which will be the number of Underlying Shares outstanding immediately before the event. In the event of a reclassification referred to in (d) above as a result of which no Underlying Shares are outstanding, the Starting Share Price will be determined by reference to the other shares issued in the reclassification.

Each dilution adjustment will be effected as follows:

(a)
in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Underlying Shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Trust; and

(b)	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Starting Share Price will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the Trust, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Starting Share Price will be further adjusted to the Starting Share Price that would then have been in effect had adjustment for the event not been made.

Delisting or Suspension of Trading in the Underlying Shares; Termination of the Trust; Alteration of Method of Calculation

If the Underlying Shares are delisted from, or trading of the Underlying Shares is suspended on, their primary exchange or market and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion to be comparable to the Underlying Shares (any such securities, “Successor Shares”), the price of such Successor Shares will be substituted for all purposes, including but not limited to determining the Closing Price of the Underlying Shares. Upon any selection by the Calculation Agent of Successor Shares, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Securities.

If the Underlying Shares are delisted from, or trading of the Underlying Shares is suspended on, their primary exchange or market and Successor Shares that the Calculation Agent determines to be comparable to the Underlying Shares are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the Closing Price of the Underlying Shares. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Securities.

If the Trust is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the Underlying Shares on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the price of an ounce of gold as set by the afternoon session of the twice daily fix of the price of an ounce of gold which starts at 3:00 PM London, England time and is performed by the five members of the London gold fix (the “London PM Fix”), on such Trading Day, multiplied by (ii) a fraction, the numerator of which is the Closing Price of the Underlying Shares and the denominator of which is the price of an ounce of gold as set by the London PM Fix, each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price was available.  If on the Valuation Date (i) the London PM Fix is not available or the Calculation Agent determines that a disruption or other event has occurred that materially affects either the London PM Fix or trading in options or futures contracts based on the London PM Fix on any exchange or market and (ii) in the determination of the Calculation Agent, any such unavailability, disruption or event is material, the Calculation Agent may postpone the Valuation Date to the next Business Day on which the London PM Fix is available and such disruption or event is not occurring, but not past the Business Day immediately prior to the Maturity Date.

If at any time the Trust is in any way modified so that the Closing Price of the Trust does not, in the opinion of the Calculation Agent, fairly represent the value of the Trust had the changes or modifications not been made (other than any event that results in an anti-dilution adjustment as described above), then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a share comparable to the Underlying Shares as if the changes or modifications had not been made.

No Redemption

The Securities are not subject to redemption at the option of Citigroup Funding or any holder prior to maturity.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will equal, for each Security, the Payment at Maturity, calculated as though the Valuation Date were the date of such acceleration.  See “—Payment at Maturity” above.

In case of default in Payment at Maturity of the Securities, no interest will accrue on such overdue payment either before or after the Maturity Date.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Securities and will also hold the global security representing the Securities as custodian for DTC.  The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Securities.

Calculation Agent

The Calculation Agent for the Securities will be Citigroup Global Markets Inc.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Securities.  Because the Calculation Agent is an affiliate of Citigroup Funding and a subsidiary of Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to holders of the Securities.  Citigroup Global Markets Inc. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

CUSIP

The CUSIP for the Securities is 1730T0YS2.  The ISIN for the Securities is US1730T0YS22.

Potential Future Events

It is possible that Citigroup Funding will merge into Citigroup Inc. in the near future.  If a merger occurs, Citigroup Inc. will assume all the obligations of Citigroup Funding under the Securities, as required by the indenture under which the Securities are issued.

DESCRIPTION OF THE SPDR® GOLD TRUST

General

The SPDR® Gold Trust, or the Trust, is an investment trust that seeks to reflect the performance of the price of gold bullion, less the Trust’s expenses.  World Gold Trust Services, LLC is the sponsor of the Trust (the “Sponsor”), BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the Trust (the “Trustee”), HSBC Bank USA, N.A. is the custodian of the Trust (the “Custodian”) and State Street Global Markets, LLC is the marketing agent of the Trust (the “Marketing Agent”). The Trust is an investment trust, formed on November 12, 2004.  The Trust issues shares, which we refer to as the Underlying Shares, in exchange for deposits of gold and distributes gold in connection with the redemption of Underlying Shares.  The Sponsor believes that the Underlying Shares provide investors with indirect access to the gold bullion market.

Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-153150 and 001-32356, respectively, through the SEC’s Web site at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  The shares trade on the NYSE Arca under the ticker symbol “GLD.”

Please refer to the sections “Risk Factors” and “Fund Descriptions—SPDR® Gold Trust” in the accompanying underlying supplement for important disclosures regarding the Underlying Shares, including certain risks that are associated with an investment linked to the Underlying Shares.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlying Shares or gold.  We have derived all disclosures contained in this pricing supplement regarding the Underlying Shares and the Trust from publicly available documents.  In connection with the offering of the Securities, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets Inc. has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust or the Underlying Shares.

The Securities represent obligations of Citigroup Funding and guarantee obligations of Citigroup Inc. only.  The Trust is not involved in any way in this offering and has no obligation relating to the Securities or to holders of the Securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the Underlying Shares.

HISTORICAL DATA ON THE UNDERLYING SHARES

The following table sets forth, for each of the quarterly periods indicated, the high, low and end-of-period Closing Prices of the Underlying Shares from January 3, 2007 through September 4, 2012.  The graph that follows shows the closing prices of the Underlying Shares for each day such prices were available during that same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the Underlying Shares as an indication of future performance.  Any historical upward or downward trend in the price of the Underlying Shares during any period set forth below is not an indication that the Closing Price of the Underlying Shares is more or less likely to increase or decrease at any time during the term of the Securities, and no assurance can be given as to the Closing Price of the Underlying Shares on the Valuation Date.

	High ($)	Low ($)	Period End ($)
2007
Quarter
First	68.15	60.14	65.77
Second	68.58	63.60	64.28
Third	73.47	64.38	73.47
Fourth	83.00	71.90	82.46
2008
Quarter
First	99.22	84.77	90.38
Second	93.26	83.97	91.40
Third	96.22	73.13	85.07
Fourth	89.90	70.00	86.55
2009
Quarter
First	97.81	79.79	90.28
Second	96.36	85.22	91.18
Third	99.91	89.27	98.85
Fourth	119.18	97.89	107.31
2010
Quarter
First	112.85	104.04	108.95
Second	122.83	110.26	121.68
Third	127.95	113.51	127.91
Fourth	139.17	128.46	138.72
2011
Quarter
First	140.34	127.94	139.82
Second	152.36	139.20	145.98
Third	184.59	144.94	158.08
Fourth	174.98	150.34	151.99
2012
Quarter
First	173.49	155.92	162.14
Second	162.94	149.46	155.19
Third (through September 4, 2012)	161.96	152.15	164.48

On September 4, 2012, the Closing Price of the Underlying Shares was $164.48.

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal tax consequences of the ownership and disposition of the Securities.  It applies only to an initial investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;

•	investors holding the Securities as part of a “straddle,” conversion transaction or constructive sale transaction;

•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of Securities.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the Securities should be treated as prepaid forward contracts for U.S. federal income tax purposes.  Each holder, by purchasing the Securities, agrees (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Retirement of the Securities.  Upon a sale or exchange of the Securities, or upon retirement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the Securities that are sold, exchanged or retired.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or retirement the U.S. Holder has held the Securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities.  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the Securities, the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to the Securities prior to maturity.  In addition, any gain on the sale, exchange or retirement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Retirement of the Securities.  A Non-U.S. Holder of the Securities generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the Security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

Other U.S. federal income tax treatments of the Securities are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the Securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

Prospective investors in the Securities should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc., govern the sale and purchase of the Securities.

Citigroup Global Markets Inc., acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets Inc., $             stated principal amount of Securities (        Securities) for a minimum of $977.50 per Security, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets Inc. proposes to offer some of the Securities directly to the public at the public offering price of $1,000 per Security and some of the Securities to certain dealers at the public offering price less a selling concession as described in this paragraph.  Citigroup Global Markets Inc. will pay selected dealers not affiliated with Citigroup Global Markets Inc. a variable selling concession of up to $22.50 for each $1,000 Security they sell. Broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed sales commission, of $22.50 for each $1,000 Security they sell. Citigroup Global Markets Inc. will pay the Registered Representatives of Citigroup Global Markets Inc. a fixed sales commission of $22.50 for each $1,000 Security they sell.   If all of the Securities are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

The Securities will not be listed on any securities exchange.

In order to hedge its obligations under the Securities, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors Relating to the Securities—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

For the following jurisdictions, please note specifically:

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission) and may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Mexico

Pursuant to the Mexican Securities Market Law, the Securities have not been, and will not be, registered with the Mexican National Registry of Securities and may not be offered or sold publicly in the United Mexican States.

Uruguay

In Uruguay, the Securities are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 16,749. The Securities are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay. The Securities do not qualify as an investment fund regulated by Uruguayan law 16,774, as amended.

Peru

The information contained in this pricing supplement has not been reviewed by the Comisión Nacional Supervisora de Empresas y Valores (Peru's National Corporations and Securities Supervisory Commission or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Bolivia

The offshore Securities are not governed by Bolivian legislation nor are they registered with or regulated by the Bolivian regulatory authorities.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased the Securities, namely a person who is:

 (a)  a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)  a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Securities under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i)   the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii)  no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Securities.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Securities.

Accordingly, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase or holding of the Securities that (a) it is not a Plan and its purchase and holding of the Securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the Securities shall be required to represent (and deemed to have represented by its purchase of the Securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)      the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)      we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)      any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)      our interests are adverse to the interests of the purchaser or holder; and

(v)      neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any Securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.
____________________
TABLE OF CONTENTS

Citigroup Funding Inc.
Medium-Term Notes, Series D

Barrier Digital Securities Based on Shares of the SPDR® Gold Trust
Due September     , 2014
($1,000 Stated Principal Amount per Security)

Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
September     , 2012
(Including Underlying Supplement No. 1 Dated May 23, 2012,
Prospectus Supplement
Dated May 12, 2011 and Prospectus
Dated May 12, 2011)

Page
Pricing Supplement
Key Terms	PS-2
Risk Factors	PS-3
Description of the Securities	PS-8
Description of the SPDR® Gold Trust	PS-14
Historical Data on the Underlying Shares	PS-15
United States Federal Tax Considerations	PS-16
Plan of Distribution; Conflicts of Interest	PS-19
Benefit Plan Investor Considerations	PS-21

Underlying Supplement
Risk Factors	1
Equity Index Descriptions	17
Commodity Index Descriptions	120
Fund Descriptions	141

Prospectus Supplement

Risk Factors	S-3
Important Currency Information	S-7
Description of the Securities	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Securities	S-42
ERISA Matters	S-42
Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28